Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for First Quarter Fiscal 2022

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 3, 2022--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three months ended December 25, 2021.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020. The pandemic has had a significant impact on the Company’s operations since then. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, “We were fortunate to have good sales and overall results for the quarter that includes Thanksgiving and Christmas. Despite supply chain disruptions from the Omicron variant, our associates did an excellent job of meeting customer needs under difficult circumstances.”

First Quarter Results

Net sales totaled $1.39 billion for the quarter ended December 25, 2021, an increase of 16.9% compared with $1.19 billion for the quarter ended December 26, 2020.

Gross profit for the first quarter of fiscal 2022 totaled $350.5 million, or 25.2% of sales. Gross profit for the first quarter of fiscal 2021 was $314.2 million, or 26.4% of sales.

Operating and administrative expenses for the December 2021 quarter totaled $260.1 million compared with $238.2 million for the December 2020 quarter. Most of the increase was due to higher personnel costs that reflect a tight labor market.

Interest expense totaled $5.4 million for the first quarter of fiscal 2022 compared with $6.4 million for the first quarter of fiscal 2021. Total debt at the end of December 2021 was $586.1 million compared with $587.9 million at the end of December 2020.

Net income totaled $66.2 million for the December 2021 quarter compared with $53.8 million for the December 2020 quarter. Basic and diluted earnings per share for Class A Common Stock were $3.57 and $3.48, respectively, for the quarter ended December 25, 2021, compared with $2.73 and $2.66, respectively, for the quarter ended December 26, 2020.

Capital expenditures for the December 2021 quarter totaled $21.3 million compared with $34.2 million for the December 2020 quarter.

The Company has no outstanding borrowings under its $150.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Ingles continues to provide additional pandemic support to its communities, including increased donations to local food banks and purchases from local vendors.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2021 Form 10-K.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 25,	December 26,
	2021	2020
Net sales	$1,391,530	$1,190,443
Gross profit	350,544	314,188
Operating and administrative expenses	260,085	238,199
(Loss) gain from sale or disposal of assets	(56)	452
Income from operations	90,403	76,441
Other income, net	1,592	692
Interest expense	5,414	6,401
Pretax income	86,581	70,732
Income tax expense	20,392	16,908
Net income	$66,189	$53,824
Basic earnings per common share – Class A	$3.57	$2.73
Diluted earnings per common share – Class A	$3.48	$2.66
Basic earnings per common share – Class B	$3.24	$2.48
Diluted earnings per common share – Class B	$3.24	$2.48
Additional selected information:
Depreciation and amortization expense	$29,297	$29,879
Rent expense	$2,632	$2,698

Condensed Consolidated Balance Sheets (Unaudited)

	December 25,	September 25,
	2021	2021
ASSETS
Cash and cash equivalents	$27,644	$70,313
Short term investments	115,007	5,000
Receivables-net	103,034	95,082
Inventories	389,467	389,953
Other current assets	14,033	15,092
Property and equipment-net	1,358,098	1,370,769
Other assets	70,715	72,135
TOTAL ASSETS	$2,077,998	$2,018,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,596	$17,601
Accounts payable, accrued expenses and current portion of other long-term liabilities	290,254	288,497
Deferred income taxes	72,122	72,768
Long-term debt	568,533	571,913
Other long-term liabilities	81,698	84,306
Total Liabilities	1,030,203	1,035,085
Stockholders' equity	1,047,795	983,259
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,077,998	$2,018,344

Contacts

Ingles Markets, Inc.
Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)